O’Neill & Taylor PLLC	435 Martin Street, Suite 1010
Blaine, WA 98230

Stephen F.X. O’Neill* Michael H. Taylor**	Telephone:	(360) 332-3300
	Facsimile:	(360) 332-2291
	E-mail:	mht@stockslaw.com

November 12, 2003

The Board of Directors
ICOWORKS INC.
114 West Magnolia Street, Suite 400
Bellingham, WA 98225

Dear Sirs:

Re:	ICOWORKS INC. (the “Company”)
- 2003 Stock Incentive Plan

We have acted as counsel for Icoworks Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of up to 2,500,000 shares of the Company's common stock (the “Shares”) reserved for issuance with respect to the exercise of stock options that may be granted and other eligible stock awards that may be granted (together the “Stock Awards”) in accordance with the Company’s 2003 Stock Incentive Plan (the "Plan").

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended and as currently in effect; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Registration Statement and the Plan; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. This opinion is based on and limited to the laws of the State of Nevada.

Based upon the foregoing, it is our opinion that, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company's common stock when issued and sold pursuant to grants of Stock Awards under the Plan, provided:

(a)	such Stock Awards are granted in accordance with the terms and conditions of the Plan;

(b)
the person receiving any grant of Stock Awards under the Plan performs their obligations to the Company in accordance with the terms of any agreement evidencing the Stock Award and the Plan, including the delivery of any required payment or the performance of any required services.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Michael H. Taylor

O’NEILL & TAYLOR PLLC

VANCOUVER OFFICE:	O’Neill & Taylor Law Corporation Suite 1880, 1055 West Georgia Street, Box 11122, Vancouver, British Columbia, Canada V6E 3P3 Tel: (604) 687-5792 / Fax: (604) 687-6650

*Washington and British Columbia Bars; ** Nevada and British Columbia Bars